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                                                                    EXHIBIT 10.1

                           THE ARISTOTLE CORPORATION
                                 27 ELM STREET
                          NEW HAVEN CONNECTICUT 06510

                               December 1, 1998

Paul McDonald
21 Pent Road
Weston, Connecticut 06883

Dear Paul:

     We are pleased that you have decided to remain as the Vice President and Chief Financial Officer of The Aristotle Corporation (the "Company") following the sale of the assets of The Strouse, Adler Company ("Strouse, Adler"). This letter will serve to memorialize some of the terms of your employment by the Company.

I.     Employment. You shall be employed by the Company as its Vice President
       ----------
       and Chief Financial Officer. During your employment you will devote your full time efforts and attention to the business and affairs of the Company and perform such duties as may be assigned to you by the President or the Board of Directors of the Company including, without limitation, the identification of opportunities for the Company to purchase the assets or stock of a business (a "New Business).

II.    Term.  Your employment hereunder shall continue until November 30, 2000.
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       Notwithstanding the foregoing, (a) the Company may terminate your employment (1) without cause on not less than thirty days' notice or (2) for good cause (as defined herein) and, (b) after the Company's or its subsidiary's acquisition of a New Business, you may, for any reason, terminate your employment with the Company on not less than thirty days' notice.

III.   Compensation. Your salary will be $149,000 per annum (the "Base Salary").
       ------------
       You shall be entitled to such stock options and bonuses as the Board of Directors in its sole discretion shall award.

IV.    Benefits. You shall be entitled to the same benefits (i.e., vacation,
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       sick time, retirement, disability, life and health insurance) as were provided to you by Strouse, Adler.

V.     Severance. In the event that your employment with the Company terminates
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       for any reason other than good cause (as defined below) or your voluntary termination of employment prior to the acquisition of the New Business including, without limitation, your death, disability, the expiration of the term of this agreement without mutual agreement to extend or renew the agreement or any termination described in paragraphs II(a)(1) or
       II(b) of this agreement, you shall be entitled to receive, as severance, the continuation of your Base Salary for one year from the date of such termination. For purposes of this agreement, "good cause" shall be determined by the Board of Directors in good faith and shall mean only the following:
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       A.   willful misconduct, in the course of your employment,

       B. gross negligence, to the material detriment of the Company in carrying out your duties as an employee, or

       C. conviction of a crime or any other similar activity which will have a materially adverse effect on the business or reputation of the Company or you.

            For purposes of this definition, all references to commissions of acts shall be deemed to include omissions to take actions necessary or appropriate under the circumstances.

VI.    Confidential Information.  During the course of your employment, you will
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       have access to certain confidential information, including but not limited to certain business plans or prospects, records, files, memoranda, reports and the like, concerning the Company and its business or prospective businesses, or disclosed to the Company by others under an obligation of the Company to hold the same confidential ("Confidential Information") You shall hold all Confidential Information as property of the Company and hereby agree to maintain Confidential Information as confidential. At such time as your employment by the Company is terminated, you agree to promptly return to the Company, at its request, all Confidential Information (and any copies, reproductions, digests, abstracts or the like of such Confidential Information), including any material stored on computer disks or tapes, in your possession or control and to destroy any computer entries or storage files relating thereto. You hereby agree that you will not, during the term of your employment with the Company or afterwards, use the Confidential Information for yourself or for others (other than the Company), copy such information or disclose it to any person or entity; provided, that after the termination
                                            --------  ----
       of your employment with the Company, the foregoing restrictions shall not apply to Confidential Information which, at the time of its disclosure by you, is public knowledge through no action or omission by you or on your behalf and which has not been disclosed to the public by any third party in violation of any obligation to maintain its confidentiality.

VII.   Non-Competition.  For one year after the termination of your employment,
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       you shall not, other than on behalf of the Company or its affiliates and except as a passive investor in less than 5% of the securities of a publicly-held company, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, serve as an officer, director, partner, employee, agent, consultant, advisor, developer or in any similar capacity with, or have any financial interest in, or aid or assist anyone else in, the conduct of, any business or business activity which is competitive with the New Business in any jurisdiction in which the New Business conducts or solicits business. After the termination of your employment the scope of the noncompetition agreement in the immediately preceding sentence can be varied or modified by the written agreement of the Company and you or may be unilaterally reduced in duration, geographic scope and/or business scope by the Company.
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VIII.  Remedies.  You recognize and agree that the Company will suffer
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       irreparable harm as a result of a breach by you of Paragraphs VI or VII of this contract for which money damages would be inadequate. Accordingly, in the event of any actual or threatened breach by you of any of such provisions, the Company shall, in addition to any other legal remedies permitted by applicable law, be entitled to equitable remedies, including, without limitation, specific performance, a temporary restraining order or a permanent injunction, in any court of competent jurisdiction to prevent or otherwise restrain a breach hereof without the necessity of proving damages and to recover all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in enforcing this contract. Such relief shall be in addition to and not in substitution for any other remedies available to the Company. You further acknowledge and agree that the provisions of Paragraphs VI or VII of this contract are reasonable, both with respect to length of duration and geographic scope and scope of restricted activities. You and the Company mutually agree that the provisions of this agreement are severable and separate and that the unenforceability of any specific provision shall not affect the validity of any other provision hereof. In the event that a court of competent jurisdiction should determine that the time or geographic restrictions or scope of restricted activities are unreasonable in their scope, then, and in that event, the parties hereby authorize and empower such court to insert reasonable limitations and enforce the restrictions in accordance therewith so as to achieve as nearly as possible the business purpose and intent of such restrictions.

IX.    Miscellaneous.  This Agreement shall inure to the benefit of the Company,
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       its successors, assigns and designees, and is binding upon your assigns, executors and administrators and other legal representatives. This agreement may not be assigned by either party without the consent of the other party. This contract shall be governed by and interpreted in accordance with the laws of the State of Connecticut. Other than seeking a temporary restraining order or permanent injunction to enforce your obligations under Paragraphs VI or VII hereof any dispute in connection with this contract or related to or arising out of your employment with the Company shall be submitted to binding arbitration in New Haven, Connecticut before a single arbitrator under the rules of the American Arbitration Association.

       Please acknowledge your acceptance of the foregoing in the space provided below.


                                 ARISTOTLE CORPORATION

                                 /s/ John J. Crawford
                                 --------------------
                                 By: John Crawford
                                 Its Chief Executive Officer, President and
                                     Chairman of the Board

Accepted by:

/s/ Paul McDonald
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Paul McDonald